Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (as may be further amended, the “Agreement”) is effective as of December 31, 2005, by and between ATLANTIS PLASTICS, INC., a Florida corporation (the “Company”), and ANTHONY F. BOVA (the “Executive”).
Preliminary Statements:
     A. In view of the Executive’s substantial experience, knowledge and reputation, the Board of Directors of the Company believes it to be in the best interest of the Company to enter into this Agreement that amends and restates that certain Executive Employment Agreement, dated December 31, 2002 (the “Old Employment Agreement”).
     B. In view of the Executive’s substantial experience, knowledge and reputation, the Board of Directors of the Company believes it to be in the best interest of the Company to also enter into a new Change in Control Letter Agreement that amends and restates that certain Change in Control Letter Agreement dated as of December 31, 2002, (the “Old Change In Control Agreement”). A form of the new Change in Control Letter Agreement is attached hereto as Attachment 1, and will be entered into contemporaneously herewith.
     C. The Executive desires to be employed by the Company, and the Company desires to employ the Executive, on the terms and subject to the conditions hereinafter set forth.
Agreement:
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:
1. Employment.
          (a) General. The Company hereby employs the Executive as the President and Chief Executive Officer of the Company, and the Executive hereby agrees to provide services to the Company, on the terms and subject to the conditions set forth herein. The Old Employment Agreement is hereby terminated and cancelled in its entirety; provided, Executive is in no way relieved of the obligations set forth in Article 6 of the Old Employment Agreement.
          (b) Duties of Executive. During the term of this Agreement, the Executive shall serve as the President and Chief Executive Officer of the Company, shall diligently perform all services, consistent with his title and position, as may be assigned to him by the Board of Directors of the Company (the “Board”) or the Chairman of the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board or the Chairman of the Board. The Executive shall devote his full business time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

          (c) Place of Performance. In connection with the employment of the Executive by the Company hereunder, the Executive shall perform his duties and obligations hereunder primarily from the Company’s offices located in Atlanta, Georgia, except for required travel on the Company’s business.
     2. Term.
          (a) Initial Term. The term of the employment of the Executive hereunder shall be for a period of three years commencing on the effective date hereof and expiring on December 31, 2008 (the “Initial Term”), unless sooner terminated in accordance with the terms and conditions hereof.
          (b) Renewal Term. The employment of the Executive hereunder may be renewed and extended for such period or periods as may be mutually agreed to by the Company (each such period, a “Renewal Term”) and the Executive in a written supplement to this Agreement signed by the Executive and the Company (a “Written Supplement”). If this Agreement is not so renewed and extended prior to the expiration of the Initial Term, the employment of the Executive hereunder shall automatically terminate upon the expiration of the Initial Term.
     3. Compensation.
          (a) Base Salary. As compensation for all services rendered by the Executive to the Company hereunder, the Executive shall receive a base salary at the rate of $600,000 per annum (the “Base Salary”) during the term of his employment hereunder, which shall be payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Commencing on the first anniversary date of this Agreement, the Base Salary shall be increased annually on each February 1 during the term of the Executive’s employment hereunder to reflect any increase from the previous year in the Consumer Price Index (all urban wage earners) for the Atlanta, Georgia metropolitan area. If the term of this Agreement shall be renewed and extended as provided in Section 2.2 hereof, then during such renewal term the Executive shall be paid a Base Salary as set forth in the Written Supplement.
          (b) Incentive Compensation. In addition to the Base Salary, during the fiscal year 2006, the Executive shall be entitled to receive incentive compensation in accordance with the provisions set forth on Attachment 2 hereto (the “Incentive Compensation”). During fiscal year(s) 2007 and 2008 and if the term of this Agreement shall be renewed and extended as provided in Section 2.2 hereof, then during such periods, the Executive shall be paid Incentive Compensation as determined by the Board.
     4. Expense Reimbursement and Other Benefits.
          (a) Reimbursable Expenses. During the term of the Executive’s employment hereunder, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable expenses actually and necessarily paid or incurred by him in the course of and pursuant to the business of the Company.
          (b) Other Benefits. During the term of the Executive’s employment hereunder, the Executive shall be entitled to participate in all medical and hospitalization, group life insurance,

and any and all other fringe benefit plans as are presently and hereinafter provided by the Company to its executives. The Executive shall be entitled to four weeks of vacation annually; provided, however, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Board or the Chairman of the Board, materially adversely affect the business of the Company.
          (c) Working Facilities. During the term of the Executive’s employment hereunder, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.
          (d) Automobile. Subject to the Executives continued employment hereunder, on or about February 1, 2007, the Company shall, upon request of the Executive, make a lump-sum compensatory payment to the Executive, in the amount of $50,000, in connection with the Executive’s purchase of an automobile to be used by him in connection with the business of the Company and the performance of his duties hereunder. Subject to the Executives continued employment hereunder and assuming this Agreement has been renewed pursuant to Section 2.2, on or about February 1, 2010, the Company shall, upon the request of the Executive, make a lump-sum compensatory payment to the Executive, in the amount of $50,000, in connection with the Executive’s purchase of an automobile to be used by him in connection with the business of the Company and the performance of his duties hereunder. The Executive shall be responsible for the payment of all repair, maintenance, insurance, fuel, oil and other operating expenses in connection with the use of such automobile. Upon submission of appropriate substantiation, the Executive shall be entitled to reimbursement from the Company, at the standard mileage rate in effect from time to time under the Internal Revenue Code of 1986, as amended, for use of the automobile in accordance with the rules relating to the reimbursement for travel use set forth in the Internal Revenue Code of 1986, as amended.
     5. Termination.
          (a) Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive’s employment hereunder, for cause. For purposes of this Agreement, the term “cause” shall mean (a) a willful breach by the Executive of any of the material terms or provisions of this Agreement which is not cured within 10 days after notice from the Company to the Executive (which notice shall specify in reasonable detail the alleged breach), (b) the Executive’s conviction of a felony involving moral turpitude, (c) commission by the Executive of an act or acts involving fraud, embezzlement, misappropriation, theft or dishonesty against the property or personnel of the Company, (d) a willful breach by the Executive of his fiduciary duty to the Company which either results in material damage to the Company or is not cured within 10 days after notice from the Company to the Executive (which notice shall specify in reasonable detail the alleged breach), or (e) willful or reckless conduct by the Executive which the Board in good faith determines is likely to have a material adverse effect on the business, assets, properties, results of operations, financial condition or prospects of the Company. Upon any termination pursuant to this Section 5.1, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1). Any termination pursuant to this Section 5.1 shall be deemed to constitute a termination of the Executive’s employment for “cause”

for the purposes of any stock options granted to him under any stock option plans maintained by the Company.
          (b) Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive’s employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than 90 consecutive days in any 365-day period. In the event of any termination pursuant to this Section 5.2, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).
          (c) Death. In the event of the death of the Executive during the term of his employment hereunder, the Executive’s employment hereunder shall automatically be terminated and the Company shall pay the estate of the Executive any unpaid amounts of his Base Salary to the date of his death and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).
          (d) Termination Without Cause. At any time the Company shall have the right to terminate the Executive’s employment hereunder by written notice to the Executive; provided, however, that, in the event of any termination pursuant to this Section 5.4, the Company shall pay the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice and shall pay the Executive severance payments and provide him with severance benefits as follows:
          The Company shall pay the Executive his Base Salary, in twelve equal installments, with the first such installment commencing on such effective date.
          For a two (2) year period after the effective date of termination, the Company shall arrange to provide the Executive with benefits substantially similar to the benefits that the Executive was then currently receiving (including pursuant to Section 4.4) or entitled to receive under the Company’s life, disability, accident and group health insurance plans or any similar plans in which the Executive was participating immediately prior to such effective date of termination (“Welfare Benefits”) at a cost to the Executive which shall be no greater than the cost to the Executive in effect at such effective date of termination; provided, however, that to the extent any such coverage is prohibited by any judicial or legislative authority, the Company shall make alternative arrangements to provide the Executive with Welfare Benefit Plans, including, but not limited to, providing the Executive with a payment in an amount equal to the Executive’s cost of purchasing said Welfare Benefits. Benefits otherwise receivable by the Executive pursuant to the immediately preceding sentence shall be reduced to the extent comparable benefits are actually received on the Executive’s behalf during the two (2) year period following the Executive’s termination, and such benefits actually received by the Executive shall be reported to the Company. Notwithstanding anything set forth in this Section 5.4(b), in no event will the Company be obligated to pay a greater annual amount for the Welfare Benefits during such two (2) year period than it paid for such Welfare Benefits in the last year of the Executives employment hereunder.

     The Company shall have no further liability to the Executive hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).
          (e) Non-renewal. In the event that the Executive’s employment expires hereunder because Company fails to offer to renew and extend the Executive’s employment for at least an additional year beyond the expiration of the Initial Term or any applicable Renewal Term, then the Company shall pay the Executive severance payments and provide him with severance benefits as follows:
          The Company shall pay the Executive his Base Salary, in twelve equal installments, with the first such installment commencing on such effective date.
          For a two (2) year period after the expiration of the Initial Term or applicable Renewal Term, the Company shall arrange to provide the Executive with Welfare Benefits (as defined in Section 5.4) at a cost to the Executive which shall be no greater than the cost to the Executive in effect at such effective date of termination; provided, however, that to the extent any such coverage is prohibited by any judicial or legislative authority, the Company shall make alternative arrangements to provide the Executive with Welfare Benefit Plans, including, but not limited to, providing the Executive with a payment in an amount equal to the Executive’s cost of purchasing said Welfare Benefits. Benefits otherwise receivable by the Executive pursuant to the immediately preceding sentence shall be reduced to the extent comparable benefits are actually received on the Executive’s behalf during the two (2) year period following the Executive’s termination, and such benefits actually received by the Executive shall be reported to the Company. Notwithstanding anything set forth in this Section 5.5(b), in no event will the Company be obligated to pay a greater annual amount for the Welfare Benefits during such two (2) year period than it paid for such Welfare Benefits in the last year of the Executives employment hereunder.
     The Company shall have no further liability to the Executive hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).
          (f) Change in Control Letter Agreement. Notwithstanding anything else in this Agreement, in the event the Executive is entitled to receive Severance Payments (as defined in the new Change in Control Letter Agreement) under the Change in Control Letter Agreement, the Executive will not be entitled to receive any of the payments or benefits under this Section 5.
     6. Restrictive Covenants.
          (a) Non-competition. While employed by the Company and during the Non-competition Period (as hereinafter defined), the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly is engaged in the business of the Company or its subsidiaries in the contiguous 48 states of the United States; provided, however, that (i) nothing herein shall be deemed to prevent the Executive from owning an interest in the equity or debt securities of the Company, and (ii) nothing herein shall be deemed to prevent the Executive from acquiring through market purchases and owning, solely as an investment, less than two percent of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as neither of them is a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer. For purposes of this Section 6.1, the term “Non-competition Period” shall mean (a) in the event the Executive’s employment is terminated pursuant to Sections 5.4 or 5.5, the period beginning on the effective date of such termination and ending on date on which all severance payments payable pursuant to paragraphs (a) and (b) thereof have been paid in full, and (b) in the event the Executive’s employment hereunder is terminated for any other reason, a period of one year following the date his employment is terminated.
          (b) Nondisclosure. Except as expressly permitted by the Company or in connection with the performance of his duties hereunder, the Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the business of the Company or its subsidiaries. Any confidential information or data heretofore or hereafter acquired by the Executive with respect to the business of the Company and its subsidiaries (which shall include, but not be limited to, information concerning their respective financial condition, prospects, customers, sources of leads, methods of doing business, and the manner of design, manufacture, importation, marketing and distribution of their respective products) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company and its subsidiaries with respect to all of such information. Notwithstanding any provision hereof which may be to the contrary, confidential information shall not include (a) information that is or becomes generally available to the public other than as a result of a disclosure by the Executive, or (b) information lawfully acquired by the Executive from sources other than the Company or its affiliates who are not bound by any agreement of confidentiality.
          (c) Nonsolicitation of Employees and Customers. While employed by the Company and for a period of two years following the date his employment is terminated (or not renewed) hereunder, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (a) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or its subsidiaries, unless such employee or former employee has not been employed by the Company or a subsidiary of the Company for a period in excess of six months, or (b) call on or solicit any of the actual or targeted prospective customers or clients of the Company or its subsidiaries, nor shall the Executive make known the names and addresses of such customers or any information relating in any manner to the trade or business relationships of the Company or its subsidiaries with such customers.
          (d) Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, together with any Company credit or charge cards, door or file keys, access cards to Company properties, computer access codes, files, notes, manuals, memoranda, prints, drawings, formulations, records, software and any other Company property related to the operation of the business of the Company and its subsidiaries, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time. The Executive shall not retain copies, extracts or compilations of any such books, records, accounts or other items.
     7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 6 of this Agreement will cause irreparable harm and damage to the Company and its subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.
     8. Assignment. Any or all of the rights and interests of the Company hereunder (i) may be assigned to any purchaser of substantially all of the assets of the Company, and (ii) may be assigned as a matter of law to the surviving entity in any merger of the Company; provided, however, that in any or all such events the Company shall not be released or discharged from its obligations hereunder. The Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.
     9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida.
     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter. The parties hereto hereby agree that any and all prior agreements, understandings and arrangements for the provision of services by the Executive to the Company and the compensation of the Executive in any form shall be deemed terminated and of no further force or effect. This Agreement may not be modified in any way unless by a written instrument signed by each of the parties hereto.
     11. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, facsimile transmission, Federal Express (or other equivalent courier service) or by registered or certified mail, postage prepaid, return receipt requested (a) if to the Company, c/o Trivest Partners, L.P. at 2665 South Bayshore Drive, Eighth Floor, Miami, Florida 33133, Attention: David Gershman, Esq., and (b) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other addresses as either party hereto may from time to time give notice of to the other. Notice by registered or certified mail will be effective three days after deposit in the United States mail. Notice by any other permitted means will be effective upon receipt.
     12. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

     13. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.
     14. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
     15. Damages. Nothing contained herein shall be construed to prevent any party hereto from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the prevailing party shall pay all reasonable costs, fees (including reasonable attorneys’ fees) and expenses of the non-prevailing party.
     16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     17. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ATLANTIS PLASTICS, INC.

By:	/s/ Earl W. Powell
Earl W. Powell
Chairman of the Board

/s/ Anthony F. Bova

ANTHONY F. BOVA